                                                                                                                          Exhibit 77Q1 (b)

Resolutions (Dreyfus Opportunistic Small Cap Fund)

(approved during a special telephone meeting of the Board on Feb. 3, 2010)

RESOLVED, that the change to the Fund’s investment policy adopted pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, providing that the Fund normally invest at least 80% of its net assets, plus any borrowings for investment purposes, in the stocks (or other instruments with similar economic characteristics) of small-cap companies, as described in the memorandum presented at this meeting, hereby is approved, effective on or about April 19, 2010, or such other date as the officers of the Company, acting with the advice of counsel, shall determine (the “Second Effective Date”); and it is further

RESOLVED, that the market capitalization range of companies that the Fund considers to be small-cap companies hereby is revised to be generally that of companies included in the Russell 2000 Index at the time of purchase, as described in the memorandum presented at this meeting, effective on the Second Effective Date.